As filed with the Securities and Exchange Commission on October 1, 1996

                                                  Registration No: 333-
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                             STARBASE CORPORATION
            (Exact name of registrant as specified in its charter)


               Delaware                                   33-05676363
      (State or other jurisdiction                       (IRS employer
     of incorporation or organization)               identification number)



                          18872 MacArthur Boulevard
                               Irvine, CA 92612
                                (714) 442-4400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Robert W. Leimena
                           Chief Financial Officer
                          18872 MacArthur Boulevard
                               Irvine, CA 92612
                                (714) 442-4400
(Name, address, including zip code, telephone number, including area code, of agent for service)

                                   COPY TO:
                          Martin Eric Weisberg, Esq.
                      Parker Chapin Flattau & Klimpl, LLP
                          1211 Avenue of the Americas
                            New York, NY 10036-8735
                                (212) 704-6050


Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                       CALCULATION OF REGISTRATION FEE

                                     Proposed      Proposed
                                      maximum       maximum
Title of each class      Amount      aggregate     aggregate      Amount of
   of securities         to be       price per     offering      registration
 to be registered      registered     unit(1)       price(1)         fee
-------------------   -----------   ----------   -------------   -------------

Common Stock, par
 value $.01 per share   1,960,902   $ 4.065      $ 7,971,066.63  $    2,748.64
Common Stock, par
 value $0.01 per
 share(2)               1,881,902   $ 4.065(3)   $ 7,649,931.63  $    2,637.91
------------------------------------------------------------------------------
Total                   3,842,804                $15,620,998.26  $    5,386.55
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee. The Proposed Maximum Aggregate Offering Price was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices reported in the Nasdaq SmallCap Market system on September 25, 1996.

(2) Issuable upon exercise of warrants evidencing the right to purchase shares of Common Stock, par value $.01 per share.

(3) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in the registration statement; or
    (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                      An Exhibit Index appears on page 24

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 1, 1996

                                  PROSPECTUS

                               3,842,804 SHARES

                             STARBASE CORPORATION

                                 COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

This Prospectus relates to the sale by certain persons (the "Selling Stockholders") of 3,842,804 shares of common stock, $.01 par value per share (the "Common Stock"), of StarBase Corporation, a Delaware corporation (the "Company"). See "Selling Stockholders." The Company is not offering any shares hereunder and will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Included in the number of shares offered hereby are 1,881,902 shares issuable under outstanding warrants held by the Selling Stockholders (the "Warrants"). The Company will receive proceeds represented by the exercise price of the Warrants if exercised by the holders thereof. It is anticipated that the Selling Stockholders will offer such shares from time to time in the over-the-counter market at the then prevailing market prices and terms or in negotiated transactions and without the payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers. See "Plan of Distribution." The Selling Stockholders also may sell such shares from time to time pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "SBAS." On September 30, 1996, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $ 4.1875 per share.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES 5 - 11 OF THIS PROSPECTUS FOR A DESCRIPTION OF RISK FACTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     (cover page continued on next page)

The Company has agreed to bear all of the expenses (other than selling commissions and fees and expenses of counsel or other advisors to the Selling Stockholders) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution." The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The total expenses to be paid by the Company for this offering are estimated at $27,387.

             THE DATE OF THIS PROSPECTUS IS ________________, 1996

                          FORWARD-LOOKING STATEMENTS

Certain information incorporated by reference into this Prospectus under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere include "forward - looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that act. There are several important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements contained in such discussions. Additional information on the risk factors which could affect the Company's financial results is included in this Prospectus and in the Company's Annual Report for the fiscal year ended March 31, 1996 on Form 10-K, as amended, and in other documents incorporated by reference herein.


                            AVAILABLE INFORMATION

The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be accessed electronically on the Internet at http://www.sec.gov. The Common Stock is listed on the Nasdaq SmallCap Market under the symbol "SBAS." Reports, proxy materials and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, NW, Washington, DC 20006-1500.

The Company has filed with the Commission a registration statement on Form S-3 (together with any and all amendments, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the registration of the Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated herein by reference. See "Incorporation of Certain Documents by Reference." For further information regarding the Company and the Common Stock reference is made to the Registration Statement, including the exhibits and schedules thereto and the documents incorporated herein by reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996; (ii) the Company's Report on Form 10-K, as amended, for the fiscal year ended March 31, 1996,
(iii) Current Reports on Form 8-K filed on May 16, August 13, August 16, and September 9, 1996; (iv) the Company's Proxy Statement dated August 26, 1996 related to the Annual Meeting of Stockholders held on September 25, 1996; and
(v) the description of Common Stock contained in "Description of Securities" in the Company's Registration Statement on Form 10, as amended, dated April 27, 1995, filed pursuant to Section 12(g) of the Exchange Act. In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus.

The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: Chief Financial Officer, StarBase Corporation, 18872 MacArthur Boulevard, Irvine, CA 92612;
(714) 442-4400.

                                 THE COMPANY

StarBase Corporation develops, markets and supports team-oriented product development software that addresses the evolving needs of personal computer users involved in projects requiring substantial collaboration. The Company was founded in 1991 to address the inability of software development projects to deliver software products on time and within budget, initially through the improvement of individual programmer productivity tools. During 1993-1994, however, the Company concluded that a next generation of individual productivity tools would not be a lasting solution to the software productivity problem. Based on focus group studies and market research, the Company decided to focus entirely on the development and marketing of software designed to increase team productivity, rather than individual programmer productivity. The Company was reorganized in fiscal year 1996 to reflect this change in product and market focus.


                         PRINCIPAL EXECUTIVE OFFICES

The principal executive offices of the Company are located at 18872 MacArthur Boulevard, Irvine, CA 92612; its telephone number is (714) 442-4400 and its fax number is (714) 442-4404.


                                 RISK FACTORS

THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND SHARES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE.

  SIGNIFICANT CASH REQUIREMENTS. The Company's cash requirements have been and will continue to be significant. The Company's negative cash flow from operations for the years ended March 31, 1994, 1995 and 1996 and the three months ended June 30, 1996 was $3,708,000; $6,179,000; $4,949,000; and
  $2,086,000, respectively. Continued operations will depend on its cash flow, if any, from operations or its ability to raise additional funds through equity, debt or other financing. There can be no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms favorable to the Company. If the Company cannot obtain needed funds, it may be forced to cut back or curtail its activities, in which case the business prospects of the Company would be materially and adversely affected.

  EARLY STAGE OF DEVELOPMENT; HISTORY OF LOSSES. The Company is a development stage company and is subject to all of the risks inherent in a development stage company. There can be no assurance that the Company's product development efforts will result in a commercially viable business or that the Company will be able to generate significant revenues or operate profitably. Since its inception, the Company has had a history of losses and as of June 30, 1996, the Company had a consolidated accumulated deficit of approximately $19,433,000. From inception to date a substantial portion of the Company's revenues was derived from the activities of its Consulting Services division, which was discontinued in 1995, and from sales of products that have been de-emphasized. The Company anticipates incurring additional losses until it can successfully market and distribute its existing integrated team environment ("ITE") products and successfully develop, market, and distribute its planned future products. The development of software products is difficult and time consuming, requiring the coordinated participation of various technical and marketing personnel and, at times, independent third-party suppliers. This development process often encounters unanticipated delays and expenses, and unanticipated changes in features and functionality extend projected time schedules and increase estimated expenses. The likelihood of the success of the Company's business must be considered in light of the problems, expenses, and unforeseen delays frequently encountered in connection with the development of new technologies. There can be no assurance that the Company will ever achieve profitability.

  PRODUCT LINES UNDER DEVELOPMENT; DEVELOPING MARKET. At present, the Company has commercially introduced four products, the marketing of which to date has been limited. The Company's success will be dependent in large part upon its ability to market its StarTeam products and to quickly introduce and market additional products. While the Company is in various stages of developing additional products, there can be no assurance that such additional products will be completed or successfully marketed. User preferences for software products are difficult to predict and, historically, only a limited number of software products have achieved sustained market acceptance. Demand for software products is subject to a number of variables, including user preferences and the size of the installed base of personal computers capable of running the products. Further, the market for ITE software products is evolving. There can be no assurance that the products introduced by the Company will achieve acceptance, or that other software vendors will not develop and market products which render the Company's products obsolete or less competitive. Failure to obtain significant customer satisfaction or market share for the Company's products would have a material adverse effect on the Company.

  FLUCTUATIONS IN QUARTERLY RESULTS. The Company's results of operations have historically varied substantially from quarter to quarter and the Company expects they will continue to do so. In the past, the operating results varied significantly as a result of a number of factors, including the size and timing of customer orders or consulting agreements, product mix, seasonality, the timing of the introduction and customer acceptance of new products or product enhancements by the Company's competitors, new products or version releases by the Company, changes in pricing policies by the Company or its competitors, marketing and promotional expenditures, research and development expenditures, and changes in general economic conditions.

  The Company's operating expenses are relatively fixed in the short term.
  For example, the Company intends to make significant expenditures to enhance its sales and marketing and research and development activities. Once such expenditures are implemented, the Company may be unable to reduce them quickly if revenue is less than expected. As a result, fluctuations in revenues can cause significant variations in quarterly results of operations. The Company does not operate with an order backlog and a substantial portion of its revenue in any quarter is derived from orders booked in that quarter. Accordingly, the Company's sales expectations are based almost entirely on its internal estimates of future demand and not on firm customer orders. Due to the foregoing factors, the Company believes that quarter to quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. In addition, there can be no assurance that the Company will be profitable on a quarter to quarter or any other basis in the future.

  INTENSE COMPETITION. The software industry is highly competitive, and user demand for particular software may be adversely affected by the number of competitive products from which to choose. The Company's competitors include a broad range of companies that develop and market tools for software application development. Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing, sales, and marketing resources than the Company. There can also be no assurance that the Company's competitors have not or will be unable to develop products comparable or superior to those developed by the Company or to adapt more quickly than the Company to new technologies, evolving industry trends or customer requirements.

  The Company believes that its ability to compete depends on factors both within and outside its control, including the timing and success of new products developed by it and its competitors, product performance and price, ease of use, support of industry standards, and customer support and service. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In particular, competitive pressures from existing and new competitors who offer lower prices could result in loss of sales, cause the Company to institute price reductions, or result in reduced margins and loss of market share, all of which would adversely affect the Company's results of operations.

  DEPENDENCE ON AND INTENSE COMPETITION FOR KEY PERSONNEL. The Company's success depends in large part on the continued service and performance of certain key technical, marketing, sales, and management personnel. A number of key management employees are relatively new to the Company, and the Company's success will depend in part on successful assimilation of new management personnel. None of the Company's management is covered by an employment contract or key person life insurance. In addition, competition for such personnel in the software industry is intense and the process of locating highly qualified technical and management personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Loss of key personnel or the inability to hire and retain qualified personnel could have a material adverse effect upon the Company's business, results of operations, and research and development efforts.


  LACK OF MARKETING EFFORTS. Through the quarter ended June 30, 1996, the Company's marketing programs have been curtailed due to a lack of working capital. The Company is in the process of building its marketing and sales organization. The current plan includes the addition of a number of positions and recruitment efforts are currently underway. There can be no assurances that these recruitment efforts will yield successful results.

  STRATEGIC ALLIANCES. The development of alliances with selected software companies that complement the Company's market and sales direction is an element in the Company's marketing strategy. These alliances typically involve joint marketing agreements and the inclusion of the Company's products in the product line of the strategic partner. The Company is currently pursuing a number of these alliances, but there can be no assurance that these alliances will be implemented.

  DEPENDENCE ON NEW PRODUCTS AND ADAPTATION TO TECHNOLOGICAL CHANGE. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new product introductions. The Company's future success will depend on its ability to enhance its current products, to develop new products on a timely and cost-effective basis to meet changing customer needs and to respond to emerging industry standards and other technological changes. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, could have a material adverse effect on the Company's results of operations.

  Software products as complex as those offered by the Company may contain undetected errors when first introduced or as new versions are released. There can be no assurance that, despite extensive testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance.

  RELIANCE ON MICROSOFT. Microsoft Windows has gained widespread market acceptance as the dominant computer operating system. Accordingly, the Company has developed and is developing software products that function in the Microsoft Windows, Windows 95 or Windows NT environments, and anticipates that future products will also be designed for use in these Microsoft environments. Because the Company expects that its Microsoft-based applications will account for a significant portion of new revenue for the foreseeable future, sales of the Company's new products would be materially and adversely affected by market developments adverse to Microsoft Windows, Windows 95 and Windows NT. The Company's ability to develop products using the Microsoft Windows, Windows 95, and Windows NT environments is substantially dependent on its ability to gain timely access to, and to develop expertise in, current and future developments by Microsoft, of which there can be no assurance. Moreover, the abandonment by Microsoft of its current operating system, product line or strategy, or the decision by Microsoft to develop and market products that directly or indirectly compete with the Company's products would have a material adverse effect on the Company's business, financial condition, and results of operations.

  PRODUCT RETURNS. Consistent with industry practice, the Company allows distributors, retailers, and end users to return products for credits towards the purchase of additional products. In addition, the Company's promotional activities, including free trial and satisfaction guaranteed offers, and competitors' promotional or other activities could cause returns to increase sharply at any time. The Company expects that the rate of product returns may increase as it introduces new versions of its existing products and records additional reserves accordingly. Product returns that exceed the Company's reserves could have a material adverse effect on the Company's business, financial conditions, and results of operations.

  PRICE PROTECTION. In the event the Company reduces its prices, the Company credits its distributors for the difference between the purchase price of products remaining in their inventory and the Company's reduced price for such product ("Price Protection"). Price Protection may have a material adverse effect on future operating results, since the Company seeks to continually introduce new and enhanced products and is likely to face increasing price competition.

  RESEARCH AND DEVELOPMENT COSTS. The development of sophisticated software products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs. There can be no assurance that the Company will be able to successfully develop any additional products or enhance existing products, or that unanticipated technical or other problems will not occur which would result in delays in the Company's development program. Failure to complete development of a product could result in the complete loss of the funds committed by the Company to that product, which could be substantial.

  UTILIZATION OF NET OPERATING LOSS CARRYFORWARD. Realization of future tax benefits from utilization of the Company's net operating loss carryforwards for income tax purposes is limited by changes in ownership.

  RISK OF EXPANSION STRATEGY The expansion of the Company's product line has extended its resources, and is expected to continue to extend the Company's management and operations, including its sales, marketing, customer support, research and development, and finance and administrative operations. The Company's future performance will depend in part on its ability to manage growth, should that occur, and to adapt its operational and financial control systems, if necessary, to respond to changes resulting from such growth. The failure of the Company's management to respond to and manage growth effectively could have a material adverse effect on the Company's business, financial condition, and results of operations.

  PROTECTION OF PROPRIETARY RIGHTS. The Company's success depends heavily upon its proprietary technology. It relies on a combination of copyright, trademark, and trade secret laws, confidentiality procedures, and licensing arrangements to establish and protect its proprietary rights. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees and distributors, and limits access to and distribution of its software, documentation, and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In addition, effective protection of intellectual property rights may fluctuate depending on judicial interpretation of applicable law and may be unavailable or limited in certain foreign countries.

  The Company provides its products to end-users primarily under "shrink-wrap" license agreements included within the packaged software. These agreements are not negotiated with or signed by the licensee, and thus these agreements may not be enforceable in certain jurisdictions where enforcement is either expensive or limited for other reasons. Protection of intellectual property is extremely expensive.

  The Company is not aware of any instances where any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by the Company with respect to current or future products or that management of the Company is aware of all potential claims of infringements. Any such claims, with or without merit, could result in costly litigation or might require the Company to enter into royalty or licensing agreements.

  POSSIBLE DILUTION DUE TO ISSUANCE OF ADDITIONAL COMMON STOCK; MARKET OVERHANG. As of August 31, 1996, the Company had issued 12,776,557 shares of Common Stock. As of such date, (i) at least 166,666 shares of Common Stock, subject to a predetermined formula, were issuable upon the conversion of Series C Preferred Stock, (ii) 5,321,206 shares of Common Stock were issuable upon the exercise of outstanding warrants issued by the Company, and (iii) 1,424,212 shares of Common Stock were issuable upon the exercise of outstanding options issued by the Company. Furthermore, the Company may conduct additional offerings of its Common Stock or securities convertible into Common Stock.

  As a result of the above transactions, the voting power of each holder of Common Stock may be diluted by the issuance of additional shares of Common Stock. Also, the book value per share of Common Stock may be reduced upon the exercise of outstanding options or warrants or the conversion of outstanding convertible preferred stock, depending upon the exercise price of the options or warrants and the conversion ratio of the preferred stock, and the book value per share of Common Stock, at the time of such exercise or conversion.

  Furthermore, the prevailing market price for the Common Stock may be materially and adversely affected by the addition of a substantial number of shares of Common Stock, including the shares offered hereby, into the market or by the registration under the Securities Act of such additional shares. In addition, the prospect of future sales of shares of Common Stock issuable upon the exercise of outstanding warrants and options may have a depressive effect upon the market price of the Common Stock, as such warrants and options would be more likely to be exercised at a time when the price of the Common Stock is in excess of the applicable exercise price.

  CONCENTRATION OF SHARE OWNERSHIP. Based upon the shares outstanding as of August 31, 1996, the Company's Chairman of the Board of Directors and the Company's officers, directors and their affiliates as a group, beneficially own approximately 6% and 17%, respectively, of the Company's outstanding Common Stock. These amounts include common stock issuable upon the exercise of warrants and/or options as well as indirect ownership of common stock.
  As a result, these stockholders will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

  NO DIVIDENDS. The Company has not paid any dividends on its Common Stock since inception. Under the corporate law of Delaware, the Company is prohibited from paying dividends except in certain defined circumstances. Included in these restrictions is the requirement that dividends be paid out of the Company's surplus (retained earnings) or, if there is no surplus, out of the Company's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. At June 30, 1996, the Company's balance sheet reflected an accumulated deficit of approximately $19,433,000 which prevents it from paying dividends in the foreseeable future.

  LIMITED PUBLIC MARKET; FLUCTUATIONS IN THE COMPANY'S STOCK PRICE. Until September 4, 1996, the Company's Common Stock was traded on the Over The Counter Electronic Bulletin Board and, until August 22, 1996, the Vancouver Stock Exchange, where the market is limited. The trading price of the Company's Common Stock has historically been subject to wide fluctuation in response to variations in the actual or anticipated operating results of the Company, announcements of new products or technological innovations by the Company or its competitors, and general conditions in the industry. In addition, stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many high-technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

  SHARES ELIGIBLE FOR SALE. As of August 31, 1996, the Company had outstanding 12,776,557 shares of Common Stock of which (i) 7,279,471 shares are freely transferable without restriction or further registration under the Securities Act (including 1,960,902 covered by this Prospectus) and (ii) 3,995,115 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act and (iii) 1,501,971 are subject to a Performance Escrow Agreement. Under Rule 144, if certain conditions are met, persons who are affiliates of the Company and persons who satisfy a two year "holding period" may sell within any three month period a number of shares which does not exceed the greater of one percent of the total number of shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a three year holding period is satisfied, persons who are not "affiliates" of the Company are permitted to sell such shares without regard to these volume restrictions. "Affiliates" of the Company consist of all officers and directors of the Company and all holders of ten percent (10%) or more of the outstanding shares of Common Stock. Of the 7,279,471 shares which are freely transferable, 90,639 are owned by affiliates and are subject to the volume limitations of Rule 144.

  The Commission has proposed an amendment to Rule 144 to reduce the aforementioned two and three year holding periods to one and two years, respectively. If such proposed rule amendment was finalized as of August 31, 1996, the number of shares which are freely transferable and the number of shares which are "restricted securities" would be the same.

  An additional 6,745,418 shares of Common Stock which are not issued and outstanding but which are issuable upon the exercise of warrants and options are or may be included in currently effective registration statements (of which 1,881,902 are covered by this Prospectus) and upon issuance will be freely transferable during the effectiveness of such registration statements or are included in warrants issued pursuant to Regulation S of the Securities Act. The shares of Common Stock issuable upon the exercise of options are subject to various vesting periods.

  OUTSTANDING RIGHTS TO ACQUIRE COMMON STOCK. To the extent that outstanding options and warrants are exercised prior to their expiration dates, additional equity investment funds will be paid into the Company at the expense of dilution to the interests of the Company's stockholders. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants and other securities can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities.

  AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK. The Company's Board of Directors is authorized to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of Preferred Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of Preferred Stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

  NASDAQ-SMALLCAP MARKET MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ-SMALLCAP MARKET. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the Nasdaq SmallCap Market ("SmallCap"). The maintenance standards for continued listing of the Company's Common Stock on the SmallCap require, among other things, that (i) an issuer have assets of at least $2 million; (ii) have capital and surplus of at least $1 million; (iii) the market value of its publicly held shares is at least $0.2 million (in the event that the minimum bid price per share of the Company's Common stock should fall below $1.00 per share, the Company must maintain the market value of the public float of the Company's shares at $1 million and $2 million in capital and surplus); (iv) at least 100,000 shares of Common Stock are publicly held; and (v) the issuer has at least 300 shareholders. As of June 30, 1996, the Company's assets were approximately $7,857,000 and capital and surplus was $6,756,000. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a SmallCap listing in the future. If the Company's securities were excluded from SmallCap, it may adversely affect the prices of such securities and the ability of holders to sell them. If the Company's securities were excluded from SmallCap, the Company would seek to re-list its securities on the Nasdaq Electronic Bulletin Board system.

  PENNY STOCK REGULATION. In the event that the Company's securities are not listed on the SmallCap, trading would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on Nasdaq, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

  The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. If the Company's Common Stock were subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely affected by limiting the ability of broker/dealers to sell the Common Stock and the ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations in the future which would adversely affect the market for such securities.

  At the current time, the Company's Common Stock is listed on the Nasdaq SmallCap Market system and its net tangible assets and average revenues are above the minimums set forth above. Therefore, the Company's stock is not subject to the penny stock regulations.


                                USE OF PROCEEDS

The proceeds from the sale of the shares of Common Stock offered hereby are solely for the account of the Selling Stockholders. Accordingly, the Company will receive none of the proceeds from sales thereof. Certain of the shares offered hereby, however, are issuable upon exercise of the Warrants held by the Selling Stockholders. Nearly all Warrants included in this Prospectus are exercisable at $2.00 per share through January 31, 1997 and thereafter exercisable at $2.50 per share through January 31, 1998, after which date the Warrants expire. If all Warrants representing shares of Common Stock in this offering are exercised before January 31, 1997, the Company will receive aggregate proceeds therefrom of approximately $3,783,000. If all Warrants representing shares of Common Stock in this offering are exercised after January 31, 1997, the Company will receive aggregate proceeds therefrom of $4,709,000. The proceeds of any and all Warrants exercised will be used for working capital and general corporate purposes.


                              SELLING STOCKHOLDERS

In connection with the issuance of the shares of Common Stock to the Selling Stockholders, the Company agreed to file and use its best efforts to cause to be declared effective the Registration Statement of which this Prospectus is a part. The Company has also agreed to use its best efforts to keep the Registration Statement effective until the earlier of (A) one hundred eighty
(180) days from the effective date of the Registration Statement, (B) such time as all of the shares have been sold, and (C) such date as all of the shares may be sold under Rule 144 during a three month period. The Company has agreed to indemnify the Selling Stockholders and each of their officers, directors, employees, partners, legal counsel and accountants, and each underwriter, if any, and each person who controls any such underwriter, against certain expenses, claims, losses, damages and liabilities (or action in respect thereof). The Company has agreed to pay its expenses of registering the Shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and its own counsel fees.

The following table sets forth the name of each Selling Stockholder and the number of shares of Common Stock being offered by each Selling Stockholder. The shares of Common Stock being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the shares for resale from time to time. See "Plan of Distribution."

                                                          Amount          Percent
                             Amount                    Beneficially    Beneficially
                          Beneficially                    Owned            Owned
                          Owned Prior       Amount      Following        Following
      Name                to Offering      Offered      Offering(3)      Offering
-----------------------   -------------  ------------  -------------  -------------
Alan P. Yonack                6,000 (2)      6,000 (2)          0                0
Alan Richard Dresher         40,000 (2)     40,000 (2)          0                0
Alex Brown & Sons, Inc.
 Cust FBO A. Thomas
 Turrentine R-IRA            16,000 (2)     16,000 (2)          0                0
A. Thomas Turrentine          5,000 (4)      4,000 (2)      1,000                *
Andrew Edenbaum              71,633 (5)     60,000 (5)     11,633                *
Ardent Research Partners,
 L.P.                       180,000 (2)    180,000 (2)          0                0
Brett M. Murphy              12,000 (2)     12,000 (2)          0                0
Charles Schwab & Co Inc
 FBO Carl Zelinsky           29,656 (6)     20,000 (2)      9,656                *
Carl Zelinsky                24,800 (6)     20,000 (2)      4,800                *
Charles Nichols II
 Techvest L.P.               18,000 (2)     18,000 (2)          0                0
Daniel Ginns                195,000 (7)    135,000 (2)     60,000                *
Donsuh Int'l
 (America), Inc.            130,000 (2)     65,000         65,000 (1)            *
Eric Ufer                     5,554 (2)      5,554 (2)          0                0
Etsuko Kato Benson
 TTE Benson Family
 Trust U/A 10-30-91         668,281 (8)    100,156 (2)    568,125                4
Goldhaar Living Trust
 UAD 1/15/91                  6,000 (2)      6,000 (2)          0                0
Grant Bettingen              10,000 (1)     10,000 (1)          0                0
Gruber & McBain
 International              100,000 (2)    100,000 (2)          0                0
Harold O. Miller &
 Marjorie E. Miller TTEES
 of the Harold O. Miller
 and Marjorie E. Miller
 Family Living Trust of
 1993 U/A DTD 12-28-93       75,510 (9)     25,344 (2)     50,166                *
Harold Wrobel                80,000 (2)     80,000 (2)          0                0
Infiniti Investment
 Fund L.P.                  280,000 (2)    280,000 (2)          0                0
Jacob Wizman                 62,000 (10)    52,000 (2)     10,000                *
JDN Partners, L.P.          150,000 (2)    150,000 (2)          0                0
J. Steven Johnson            20,000 (2)     20,000 (2)          0                0
Jon D. Gruber                50,000 (2)     50,000 (2)          0                0
Jon D. & Linda W. Gruber     30,000 (2)     30,000 (2)          0                0
Keith Benson                  9,000          9,000              0                0
Lagunitas Partners, L.P.    620,000 (2)    620,000 (2)          0                0
Lawrence Gibson &
 Victor Nostas Tenants
 in Common                   72,000 (11)    72,000 (11)         0                0
Michael Potack                6,000 (2)      6,000 (2)          0                0
Michael Zurawin              30,000 (2)     15,000         15,000 (1)            *
Perry Oretzky, an
 Accountancy Corporation     20,000 (2)     20,000 (2)          0                0
Porter Partners, L.P.       120,000 (2)    120,000 (2)          0                0
First Trust Corp.,
 Custodian FBO
 Quentin H. Rink             40,000 (2)     40,000 (2)          0                0
Quentin  Rink               133,416 (12)   132,750 (2)        666                *
Rainbow Trading Partners,
 Ltd.                        66,666 (2)     66,666 (2)          0                0

                                                          Amount          Percent
                             Amount                    Beneficially    Beneficially
                          Beneficially                    Owned            Owned
                          Owned Prior       Amount      Following        Following
      Name                to Offering      Offered      Offering(3)      Offering
-----------------------   -------------  ------------  -------------  -------------

Rainbow Trading Venture
 Partners, L.P.              56,666 (2)     56,666 (2)          0                0
Recovery Fund L.P.           50,000 (2)     50,000 (2)          0                0
Richard G. D'Auteuil         16,000 (2)     16,000 (2)          0                0
Sanford H. Mendelson
 TTEE of the Mendelson
 Trust dtd 3/10/89            6,000 (2)      6,000 (2)          0                0
Seth Sholes                  40,000 (2)     40,000 (2)          0                0
Stanford C. Finney, Jr.      66,666 (2)     66,666 (2)          0                0
Steve Morton                 16,000 (2)     16,000 (2)          0                0
Storie Partners, L.P.       950,000 (2)    950,000 (2)          0                0
Thomas R. Schiff             10,000 (2)     10,000 (2)          0                0
William F. Bell &
 Margaret Bell TTEES
 Bell Family Trust
 DTD 2-3-84                  25,000 (2)     25,000 (2)          0                0
William J. Weiland           20,000 (2)     20,000 (2)          0                0

-------------
(1) These shares may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $2.00, or subsequent to January 31, 1997, $2.50 per share.
(2) Of these shares, one half (50%) may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $2.00, or subsequent to January 31, 1997, $ 2.50 per share.
(3) Assumes no sales are effected by the Selling Security Holder during the offering period other than pursuant to this Registration Statement.
(4) Includes 2,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $2.00, or subsequent to January 31, 1997, $ 2.50 per share.
(5) Includes 30,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $3.51 (Canadian) through September 8, 1997.
(6) Includes 10,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $2.00, or subsequent to January 31, 1997, $ 2.50 per share.
(7) Includes 67,500 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $2.00, or subsequent to January 31, 1997, $ 2.50 per share.
(8) Includes 50,078 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $2.00, or subsequent to January 31, 1997, $ 2.50 per share. The estate is of a founder and former officer of the Company.
(9) Includes 12,672 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $2.00, or subsequent to January 31, 1997, $ 2.50 per share.
(10) Includes 26,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $2.00, or subsequent to January 31, 1997, $ 2.50 per share.
(11) Mr. Gibson is an independent contractor who provides investor relations services to the Company. The shares being registered include 36,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $2.00, or subsequent to January 31, 1997, $ 2.50 per share.
(12) Includes 66,375 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $2.00, or subsequent to January 31, 1997, $ 2.50 per share.

*     Represents less than one percent.

Except as set forth in the Notes above, no Selling Stockholder has held any position or office, or has had any material relationship, with the Company or any of its affiliates within the past three years.

                             PLAN OF DISTRIBUTION

The Selling Stockholders may sell Shares in any of the following transactions:
(i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions in the over-the-counter market, in the Nasdaq SmallCap Market or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any profit on the sale of the Shares by them and any discounts, concessions or commissions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the aggregate number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, concessions or commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

Certain of the underwriters, dealers or agents may have other business relationships with the Company and its affiliates in the ordinary course of business.


                                TRANSFER AGENT

The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005; its telephone number is (212) 936-5100.


                                LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036-8735; its telephone number is (212) 704-6000.


                                   EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended March 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS IN CONNECTION WITH THIS OFFERING MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                               -----------------


                          TABLE OF CONTENTS                           PAGE
------------------------------------------------------------------   ------
Available Information                                                    3
Incorporation of Certain Documents by Reference                          3
Risk Factors                                                             5
Use of Proceeds                                                         11
Selling Stockholders                                                    11
Plan of Distribution                                                    14
Legal Matters                                                           14
Experts                                                                 14
----------------------------------------------------------------------------


                               3,842,804 SHARES

                             STARBASE CORPORATION

                                 COMMON STOCK

                            (Par Value $0.01 per Share)

                                --------------

                                  PROSPECTUS

                                --------------


                                October 1, 1996

                                   PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder, other than underwriting discounts and commissions. Except for the SEC registration fee, all amounts are estimates.

SEC Registration Fee                                           $  5,387
Printing and Engraving Expenses                                   3,000
Legal Fees and Expenses                                           5,000
Accounting Fees and Expenses                                      5,000
Registrar and Transfer Agent Fees and Expenses                    1,000
Blue Sky Fees and Expenses                                        5,000
Miscellaneous Expenses                                            3,000
                                                              ----------
    Total                                                     $  27,387
                                                              ==========

All of the costs identified above will be paid by the Company.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the General Corporation Law of Delaware ("Delaware Law") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate of Incorporation of the Company, as amended, provides in effect for the elimination of the liability of directors to the extent permitted by Delaware Law.

Section 145 of the Delaware Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The Company's By-laws entitle officers and directors of the Company to indemnification to the fullest extent permitted by Delaware Law.

The Company has entered into an agreement with each of its directors and certain officers which provide for indemnification by the Company against certain liabilities, including liabilities under the Securities Act. In addition, the Company maintains an insurance policy with respect to potential liabilities of its directors and officers, including potential liabilities under the Securities Act.

See Item 17 of this Registration Statement regarding the opinion of the Securities and Exchange Commission with respect to indemnification for liabilities arising under the Securities Act.


ITEM 16. EXHIBITS.

 EXHIBIT
   NO.                            DESCRIPTION OF EXHIBIT
---------   ---------------------------------------------------------------


4.1         Amended and Restated Certificate of Incorporation of the Company
4.2         Amended and Restated By-Laws of the Company
4.3         Registration Rights Agreement Dated May 1996
5.1         Opinion of Parker Chapin Flattau & Klimpl, LLP
23.1        Consent of Parker Chapin Flattau & Klimpl, LLP (included in
             Exhibit 5.1)
23.2        Consent of Price Waterhouse LLP
24.1        Powers of Attorney of certain directors and officers of the
             Company (included as part of Signature Pages)





ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 1, 1996.

                                               STARBASE CORPORATION

                                               By:  /s/ Robert W. Leimena
                                                    -----------------------
                                                    Robert W. Leimena
                                                    Chief Financial Officer

The undersigned officers and directors of StarBase Corporation, whose signatures appear below, hereby constitute and appoint Robert W. Leimena and Alan M. Davis, each acting alone, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

        Signature                   Title                    Date
-------------------------   ----------------------       ------------------


/s/ William R. Stow III     Chairman of the Board        September 20, 1996
-----------------------
  William R. Stow III



/s/ Michael G. Lyons        Director                     September 20, 1996
----------------------
  Michael G. Lyons



/s/ Roger C. Ferguson       Director                     September 20, 1996
----------------------
   Roger C. Ferguson



/s/ Alan M. Davis           President, Chief Executive   September 20, 1996
----------------------        Officer, and Director
   Alan M. Davis              (principal executive
                                    officer)




/s/ John R. Snedegar        Director                     September 20, 1996
----------------------
  John R. Snedegar



/s/ Kenneth A. Sexton       Director                     September 20, 1996
----------------------
  Kenneth A. Sexton



/s/ Gary E. Gratny          Director                     September 20, 1996
----------------------
   Gary E. Gratny



/s/ Phillip E. Pearce       Director                     September 20, 1996
----------------------
  Phillip E. Pearce



/s/ Robert W. Leimena       Chief Financial Officer      September 20, 1996
----------------------       (principal financial and
  Robert W. Leimena           accounting officer)

                               EXHIBIT INDEX

 EXHIBIT                                                       SEQUENTIAL
   NO.                DESCRIPTION OF EXHIBIT                  PAGE NO./REF.
--------    ----------------------------------------------    -------------

4.1         Amended and Restated Certificate of
             Incorporation of the Company                         (B)
4.2         Amended and Restated By-Laws of the Company           (A)
4.3         Registration Rights Agreement Dated May 1996          (C)
5.1         Opinion of Parker Chapin Flattau & Klimpl, LLP        II-7
23.1        Consent of Parker Chapin Flattau & Klimpl, LLP
            (included in Exhibit 5.1)                             II-7
23.2        Consent of Price Waterhouse LLP                       II-8
24.1        Powers of Attorney of certain directors and
             officers of the Company                              (D)



(A) Incorporated herein by reference to the Company's Registration Statement on Form SB-2 (file number 33-68228) filed with the Commission on November 2, 1993.

(B) Incorporated herein by reference to the Company's Registration Statement on Form 10 (file number 0-25612) filed with the Commission on February 23, 1995.

(C) Incorporated herein by reference to the Company's Form 8-K (file number 0-25612) filed with the Commission on May 16, 1996.

(D)  Included as part of the signature page on page II-5 of this filing.